EXHIBIT 99.1
NEWS RELEASE
The premier capital provider to the hospitality industry TM

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST INVESTS
IN 23.9% IRR HIGH YIELD HOTEL PORTFOLIO MEZZANINE LOAN
DALLAS — (July 14, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has acquired a mezzanine loan participation secured by interests in 681 extended-stay hotels recently purchased by affiliates of Lightstone Group and Arbor Realty Trust. Funding for the acquisition is being provided by ongoing asset sales.
The loan participation, which is part of a $400 million mezzanine loan tranche, was acquired for $98.4 million, and at a significant discount to par. Ashford’s investment is priced to yield approximately 23.9% based upon the purchase price discount to par and the forward LIBOR curve through the final maturity of the loan. The loan initially matures in June 2009, has three one-year extension options and can be prepaid at anytime. Financing on the portfolio includes $6 billion in first mortgage and mezzanine financing senior to Ashford’s position, $1 billion in mezzanine financing junior to Ashford’s position, and $600 million in equity which is also junior to Ashford’s position. Based on trailing 12-month net cash flow from the portfolio, the debt service coverage ratio at closing through Ashford’s position is approximately 1.63x, and Ashford’s investment in the capital structure is approximately 75% to 80% loan to cost, or $82,142 per key.
Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “The continued sale of assets has enabled us to re-allocate capital to very attractive opportunities such as debt reductions, share repurchases and mezzanine loans. This participation in the Extended Stay Hotels portfolio at a sizable discount to par offers an exceptional return for an investment well into the capital stack with strong sponsorship, significant geographic diversification and the premier extended-stay brands.”
The loan portfolio includes 681 limited-service assets with 75,825 rooms located across 44 states and Canada. The brands include Extended Stay Deluxe, Extended Stay America, Homestead Studio Suites, StudioPlus, Wellesley Inn and Suites and Crossland. Extended Stay America, Homestead Studio Suites and Extended Stay Deluxe account for 600 of the hotels.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “projected,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify
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AHT Invests in 23.9% IRR High Yield Hotel Portfolio Mezzanine Loan

July 14, 2008
forward-looking statements. Such forward-looking statements include, but are not limited to the expected unleveraged yield, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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